NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES NEW $100 MILLION EXPANSION OF 2026
SHARE REPURCHASE PROGRAM

DAVIDSON, N.C. – August 18, 2026 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $100 million expansion of its 2026 share repurchase program, which is now expected to yield annual share repurchases of $260 million in 2026.

“We are pleased to announce another $100 million expansion of our 2026 repurchase program, which underscores our disciplined approach to long-term value creation for our shareholders,” said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “In addition, it reflects our Board of Directors’ continued confidence in Curtiss-Wright’s Pivot to Growth strategy, healthy balance sheet and long-term financial outlook.”

Under this new program, the Company will repurchase $100 million in additional shares immediately via a 10b5-1 program. The Company continues to execute on its existing $60 million share repurchase program, initiated in January 2026, which is expected to be completed this year. Upon completion of these programs, the Company will have remaining open repurchase authorization of $290 million.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,200 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.